Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, July 15, 2010
COMMERCE BANCSHARES, INC. ANNOUNCES SECOND QUARTER
EARNINGS PER SHARE OF $.71
     Commerce Bancshares, Inc. announced earnings of $.71 per share for the three months ended June 30, 2010 compared to $.53 per share in the previous quarter and $.46 per share in the second quarter of 2009. Net income for the second quarter amounted to $59.7 million compared to $44.2 million in the previous quarter and $37.0 million in the same period last year. For the quarter, the return on average assets totaled 1.33%, the return on average equity was 12.2% and the efficiency ratio was 58.5%.
     For the six months ended June 30, 2010, earnings per share totaled $1.24 compared to $.84 per share for the first six months of 2009, an increase of 47.6%. Net income amounted to $103.9 million for the first six months of 2010 compared with $67.8 million for the same period last year, or an increase of $36.1 million.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report strong second quarter earnings resulting from 3.8% core revenue growth, a $19.0 million decline in our provision for loan losses, and a 2.5% decrease in non-interest expense when compared to the same quarter last year. While the economy remains uncertain and customer loan demand continues to be weak, net interest income grew $5.7 million, or 3.6%, this quarter compared to the same period last year, with our net interest margin stable at 4.0%. Non-interest income increased 3.1% over the same period last year resulting from higher bankcard fees, which grew by 25.1% reflecting strong growth in corporate, debit and merchant fee income. Additionally, trust fee income increased by 5.2%. Average loans continued to decline this quarter as credit demand remains low from both consumer and corporate borrowers, while average deposits increased by 3.0%, or $423 million, over the previous quarter due to growth in both corporate and consumer deposit balances.”
     Mr. Kemper continued, “During the quarter, net loan charge-offs totaled $22.2 million, a decrease of $9.1 million from the previous quarter, while total non-performing assets declined $6.9 million from the previous quarter to $103.2 million. The provision for loan losses matched our net loan charge-offs this quarter and our allowance for loan losses was unchanged at $197.5 million, representing 1.9 times non-performing assets. Our capital and liquidity positions continued to strengthen, as the ratio of tangible common equity to assets increased to 10.1% compared to 10.0% in the prior quarter, while our loans to deposits ratio decreased to 72.0% compared to 75.0% in the prior quarter.”
     Total assets at June 30, 2010 were $18.4 billion, total loans were $10.2 billion, and total deposits were $14.5 billion.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/10	6/30/10	6/30/09
Non-Accrual Loans	$95,749	$90,267	$122,648
Foreclosed Real Estate	$14,334	$12,920	$9,039
Total Non-Performing Assets	$110,083	$103,187	$131,687
Non-Performing Assets to Loans	1.12%	1.06%	1.23%
Non-Performing Assets to Total Assets	.61%	.56%	.74%
Loans 90 Days & Over Past Due — Still Accruing	$42,583	$42,315	$39,968
     This financial news release, including management’s discussion of second quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2010	2010	2009	2010	2009

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$162,710	$163,108	$157,445	$325,818	$307,460
Taxable equivalent net interest income	167,534	167,826	162,323	335,360	316,265
Non-interest income	93,252	101,647	98,562	194,899	190,993
Investment securities gains (losses), net	(3,665)	660	(2,753)	(3,005)	(4,925)
Provision for loan losses	34,322	22,187	41,166	56,509	84,334
Non-interest expense	155,787	155,982	160,011	311,769	312,897
Net income	44,170	59,734	36,968	103,904	67,804
Cash dividends	19,600	19,615	18,515	39,215	36,774
Net total loan charge-offs	31,264	22,187	36,033	53,451	70,952
Business charge-offs	267	2,223	2,378	2,490	6,220
Real estate — construction and land charge-offs	10,966	480	10,373	11,446	19,599
Real estate — business charge-offs	431	1,022	1,033	1,453	1,809
Consumer credit card charge-offs	13,065	12,338	13,214	25,403	23,977
Consumer charge-offs	5,524	4,743	8,476	10,267	17,809
Home equity charge-offs	580	650	96	1,230	396
Student charge-offs	3	—	2	3	2
Real estate — personal charge-offs	201	515	215	716	760
Overdraft charge-offs	227	216	246	443	380
Per common share:
Net income — basic	$0.53	$0.72	$0.46	$1.25	$0.84
Net income — diluted	$0.53	$0.71	$0.46	$1.24	$0.84
Cash dividends	$0.235	$0.235	$0.229	$0.470	$0.457
Diluted wtd. average shares o/s	83,326	83,385	80,524	83,355	80,168

RATIOS
Average loans to deposits (1)	74.98%	71.96%	81.58%	73.44%	84.32%
Return on total average assets	1.00%	1.33%	0.84%	1.16%	0.79%
Return on total average equity	9.32%	12.21%	8.91%	10.79%	8.38%
Non-interest income to revenue (2)	36.43%	38.39%	38.50%	37.43%	38.32%
Efficiency ratio (3)	60.49%	58.48%	62.15%	59.47%	62.36%

AT PERIOD END
Book value per share based on total equity	$23.13	$23.85	$20.99
Market value per share	$41.14	$35.99	$30.31
Allowance for loan losses as a percentage of loans	2.01%	2.03%	1.74%
Tier I leverage ratio	9.81%	10.01%	9.08%
Tangible equity to assets ratio (4)	9.99%	10.15%	8.85%
Common shares outstanding	83,313,676	83,371,031	80,901,659
Shareholders of record	4,411	4,369	4,503
Number of bank/ATM locations	373	373	373
Full-time equivalent employees	5,094	5,051	5,181

OTHER QTD INFORMATION

High market value per share	$41.86	$43.22	$37.38
Low market value per share	$37.55	$35.52	$28.31

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2010	2010	2009	2010	2009

Interest income	$188,069	$185,057	$198,992	$373,126	$392,866
Interest expense	25,359	21,949	41,547	47,308	85,406

Net interest income	162,710	163,108	157,445	325,818	307,460
Provision for loan losses	34,322	22,187	41,166	56,509	84,334

Net interest income after provision for loan losses	128,388	140,921	116,279	269,309	223,126

NON-INTEREST INCOME
Bank card transaction fees	32,490	37,659	30,105	70,149	57,273
Deposit account charges and other fees	23,981	25,472	26,935	49,453	52,527
Trust fees	19,318	20,358	19,355	39,676	38,228
Bond trading income	5,004	5,387	6,538	10,391	12,342
Consumer brokerage services	2,117	2,372	2,826	4,489	5,726
Loan fees and sales	1,839	3,472	3,733	5,311	6,694
Other	8,503	6,927	9,070	15,430	18,203

Total non-interest income	93,252	101,647	98,562	194,899	190,993

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	1,295	4,415	(10,080)	5,710	(31,965)
Less noncredit-related losses (reversals) on securities not expected to be sold	(2,752)	(5,091)	9,286	(7,843)	30,618

Net impairment losses	(1,457)	(676)	(794)	(2,133)	(1,347)
Realized gains (losses) on sales and fair value adjustments	(2,208)	1,336	(1,959)	(872)	(3,578)

Investment securities gains (losses), net	(3,665)	660	(2,753)	(3,005)	(4,925)

NON-INTEREST EXPENSE
Salaries and employee benefits	87,438	87,108	86,279	174,546	173,032
Net occupancy	12,098	11,513	11,088	23,611	22,900
Equipment	5,901	5,938	6,255	11,839	12,577
Supplies and communication	7,338	6,829	8,249	14,167	16,933
Data processing and software	16,606	17,497	15,007	34,103	29,354
Marketing	4,718	5,002	4,906	9,720	9,253
Deposit insurance	4,750	4,939	12,969	9,689	17,075
Other	16,938	17,156	15,258	34,094	31,773

Total non-interest expense	155,787	155,982	160,011	311,769	312,897

Income before income taxes	62,188	87,246	52,077	149,434	96,297
Less income taxes	18,377	27,428	15,257	45,805	28,849

Net income before non-controlling interest	43,811	59,818	36,820	103,629	67,448
Less non-controlling interest expense (income)	(359)	84	(148)	(275)	(356)

Net income	$44,170	$59,734	$36,968	$103,904	$67,804

Net income per common share — basic	$0.53	$0.72	$0.46	$1.25	$0.84

Net income per common share — diluted	$0.53	$0.71	$0.46	$1.24	$0.84

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2010	2010	2009

ASSETS
Loans	$9,834,540	$9,735,049	$10,699,674
Allowance for loan losses	(197,538)	(197,538)	(186,001)

Net loans	9,637,002	9,537,511	10,513,673

Loans held for sale	541,104	489,826	388,706
Investment securities:
Available for sale	6,256,242	6,649,890	5,156,343
Trading	26,888	17,245	17,259
Non-marketable	122,508	107,343	133,925

Total investment securities	6,405,638	6,774,478	5,307,527

Federal funds sold and securities purchased under agreements to resell	500	9,300	40,155
Interest earning deposits with banks	7,818	302,354	8,318
Cash and due from banks	345,078	339,990	376,051
Land, buildings and equipment — net	396,296	393,133	406,612
Goodwill	125,585	125,585	125,585
Other intangible assets — net	13,419	12,278	15,849
Other assets	563,757	394,856	537,567

Total assets	$18,036,197	$18,379,311	$17,720,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,583,090	$1,666,649	$1,517,398
Savings, interest checking and money market	9,496,969	9,631,428	8,281,652
Time open and C.D.’s of less than $100,000	1,733,534	1,677,251	2,137,049
Time open and C.D.’s of $100,000 and over	1,191,166	1,510,819	1,770,243

Total deposits	14,004,759	14,486,147	13,706,342
Federal funds purchased and securities sold under agreements to repurchase	998,773	1,006,356	1,174,121
Other borrowings	731,507	363,997	847,108
Other liabilities	373,723	534,197	294,163

Total liabilities	16,108,762	16,390,697	16,021,734

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	417,315	417,617	385,812
Capital surplus	859,849	862,965	655,020
Retained earnings	593,102	633,221	664,189
Treasury stock	(2,052)	(2,153)	(823)
Accumulated other comprehensive income (loss)	58,088	75,797	(7,928)

Total stockholders’ equity	1,926,302	1,987,447	1,696,270
Non-controlling interest	1,133	1,167	2,039

Total equity	1,927,435	1,988,614	1,698,309

Total liabilities and equity	$18,036,197	$18,379,311	$17,720,043

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2010		June 30, 2010		June 30, 2009
		Avg. Rates		Avg. Rates		Avg. Rates
	Average	Earned/	Average	Earned/	Average	Earned/
	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS:
Loans:
Business (A)	$2,830,429	3.83%	$2,880,616	3.93%	$3,259,712	3.81%
Real estate — construction and land	633,726	4.01	568,417	3.90	750,983	3.50
Real estate — business	2,088,111	5.00	2,028,799	5.08	2,174,443	5.05
Real estate — personal	1,526,254	5.35	1,484,155	5.25	1,596,413	5.55
Consumer	1,306,507	6.94	1,270,243	6.72	1,497,806	6.87
Home equity	488,492	4.31	482,847	4.32	498,083	4.33
Student	328,725	2.28	322,010	2.38	347,239	2.61
Consumer credit card	762,925	12.58	737,798	12.32	697,542	12.70
Overdrafts	7,601	—	6,817	—	8,603	—

Total loans (B)	9,972,770	5.37	9,781,702	5.33	10,830,824	5.27

Loans held for sale	483,763	1.60	557,032	1.63	513,789	1.53
Investment securities:
U.S. government & federal agency	606,148	2.16	668,454	3.00	158,664	3.03
State & municipal obligations (A)	898,495	5.04	893,224	4.87	906,402	5.22
Mortgage and asset-backed securities	4,456,990	3.69	4,389,863	3.47	3,649,150	4.66
Other marketable securities (A)	181,123	4.67	192,647	4.55	193,280	5.40

Total available for sale securities (B)	6,142,756	3.77	6,144,188	3.66	4,907,496	4.74
Trading securities (A)	13,787	2.91	19,545	2.93	19,273	3.12
Non-marketable securities (A)	123,435	5.91	113,601	4.26	138,405	3.65

Total investment securities	6,279,978	3.81	6,277,334	3.67	5,065,174	4.70

Federal funds sold and securities
purchased under agreements to resell	7,224	0.84	6,840	0.76	25,853	0.56
Interest earning deposits with banks	108,137	0.24	321,763	0.25	212,930	0.10

Total interest earning assets	16,851,872	4.64	16,944,671	4.49	16,648,570	4.91

Non-interest earning assets (B)	1,110,052		1,113,372		926,055

Total assets	$17,961,924		$18,058,043		$17,574,625

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$461,244	0.10	$490,463	0.11	$451,900	0.15
Interest checking and money market	9,447,420	0.30	9,871,640	0.31	8,460,468	0.37
Time open & C.D.’s of less than $100,000	1,766,189	1.56	1,702,895	1.43	2,129,991	2.74
Time open & C.D.’s of $100,000 and over	1,323,701	1.20	1,323,064	1.08	2,003,537	1.98

Total interest bearing deposits	12,998,554	0.56	13,388,062	0.52	13,045,896	1.00

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,165,618	0.29	1,026,763	0.32	962,804	0.35
Other borrowings (C)	734,921	3.70	502,191	3.02	873,596	3.79

Total borrowings	1,900,539	1.61	1,528,954	1.21	1,836,400	1.99

Total interest bearing liabilities	14,899,093	0.69%	14,917,016	0.59%	14,882,296	1.12%

Non-interest bearing demand deposits	946,450		979,768		860,819
Other liabilities	193,998		198,909		167,510
Equity	1,922,383		1,962,350		1,664,000

Total liabilities and equity	$17,961,924		$18,058,043		$17,574,625

Net interest income (T/E)	$167,534		$167,826		$162,323

Net yield on interest earning assets		4.03%		3.97%		3.91%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

(C)	Interest expense capitalized on construction projects is not deducted from interest expense in the calculation of the rate shown above.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2010
For the quarter ended June 30, 2010, net income amounted to $59.7 million, an increase of $22.8 million over the same quarter last year, and an increase of $15.6 million compared to the previous quarter. For the current quarter, the return on average assets was 1.33%, the return on average equity was 12.2%, and the efficiency ratio was 58.5%. Compared to the same quarter last year, net interest income (tax equivalent) increased by $5.5 million to $167.8 million, while non-interest income increased by $3.1 million to $101.6 million. Non-interest expense for the quarter totaled $156.0 million, a decrease of $4.0 million, or 2.5%, from the same period last year. The provision for loan losses totaled $22.2 million, representing a decline of $19.0 million from the amount recorded in the same quarter last year.
Balance Sheet Review
During the 2nd quarter of 2010, average loans, excluding loans held for sale, decreased $191.1 million, or 1.9%, compared to the previous quarter. Also, these same loans decreased $1.0 billion, or 9.7%, this quarter compared to the same period last year. The decrease in average loans compared to the previous quarter was mainly the result of lower loan balances in all categories except business loans, which grew on average by $50.2 million. The growth in business loans resulted from seasonal borrowings on several larger loans in addition to new loans made this quarter.
During the 2nd quarter of 2010, average construction and business real estate loans declined $65.3 million and $59.3 million, respectively, while average personal real estate loans declined $42.1 million. Average consumer loans, consisting mainly of automobile and marine and RV loans, declined $36.3 million as loan pay-downs, mostly from marine and RV loans, exceeded new loan originations. Average credit card balances declined $25.1 million from the previous quarter; however, period end balances of consumer credit card loans totaled $775.7 million, an increase of $15.2 million over the previous quarter. The average balance of loans held for sale (comprised mostly of student loans) increased $73.3 million this quarter due to new loan originations, but reflected sales of student loans totaling $95.1 million, most of which occurred late in the quarter. It is expected that nearly all held for sale student loans will be sold later this year, and regulatory changes effective 7/1/10 will preclude the Company from continuing to make federally guaranteed student loans.
Total available for sale investment securities (excluding fair value adjustments) averaged $6.1 billion this quarter, up slightly compared to the previous quarter. Declines in average municipal securities and mortgage and asset-backed securities were offset by growth in U.S. government and agency securities, which grew by $62.3 million on average this quarter. At June 30, 2010 the duration of the investment portfolio was 1.6 years and maturities of approximately $1.9 billion are expected to occur during the next 12 months.
Total average deposits increased $422.8 million, or 3.0%, during the 2nd quarter of 2010 compared to the previous quarter. This increase in average deposits resulted mainly from growth in business demand deposits, money market, and interest checking accounts of $33.2 million, $384.0 million, and $40.2 million, respectively. Average certificates of deposit, however, declined by $63.9 million in total. Growth in consumer deposits represented approximately 64% of the overall deposit growth this quarter. The average loans to deposits ratio in the current quarter was 72.0%, compared to 75.0% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $371.6 million compared to the previous quarter. This decrease was mainly due to current quarter maturities of Federal Home Loan Bank (FHLB) advances totaling $300.4 million, which had a weighted average rate of 4.8%. Federal funds purchased and repurchase agreements also declined on average by $138.9 million.
Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2010 amounted to $167.8 million, an increase of $292 thousand compared with the previous quarter, and an increase of $5.5 million compared to the 2nd quarter of last year. During the 2nd quarter of 2010, the net yield on earning assets (tax equivalent) was 3.97%, compared with 4.03% in the previous quarter and 3.91% in the same period last year.
The slight increase in net interest income (tax equivalent) in the 2nd quarter of 2010 over the previous quarter was primarily due to lower interest costs on other borrowings and deposits, but offset by lower interest earned on average loans and investment securities. The decrease in interest earned on loans this quarter was mainly due to lower average balances on most loan products, except business loans, coupled with small changes in rates earned. Interest on business loans (tax equivalent) grew by $1.4 million over the previous quarter due to higher average balances and higher rates earned, especially on those variable rate loans based on LIBOR indices. Interest income on investment securities (tax equivalent) decreased $1.5 million as rates earned on investment securities declined 14 basis points to an average yield of 3.67%, while the average balance was consistent with the previous quarter. At June 30, 2010, the Company held Treasury inflation-protected securities with a book value of $426.6 million. During the current quarter, inflation-adjusted income earned on these bonds amounted to $2.6 million compared to $982 thousand in the previous quarter.
Interest expense on deposits declined $502 thousand in the 2nd quarter of 2010 compared with the previous quarter as a result of lower rates paid on virtually all deposit products, coupled with lower average CD balances which carry higher interest rates. Higher average balances for money market, interest checking and savings accounts increased expense this quarter by $395 thousand. Interest expense on borrowings decreased $2.9 million, due mainly to lower average balances and lower rates paid on FHLB advances discussed above.
The tax equivalent yield on interest earning assets in the 2nd quarter of 2010 decreased 15 basis points from the previous quarter to 4.49%, while the overall cost of interest bearing liabilities decreased 10 basis points to .59%.
Non-Interest Income
For the 2nd quarter of 2010, total non-interest income amounted to $101.6 million, an increase of $3.1 million compared to $98.6 million in the same period last year. Also, current quarter non-interest income increased $8.4 million compared to $93.3 million recorded in the previous quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2010
Bank card fees for the current quarter increased 25.1% over the 2nd quarter of last year due to continued growth in transaction fees earned on corporate card (growth of 64.9%), merchant (growth of 12.1%) and debit card (growth of 14.0%) transactions. The growth in corporate card fees continued to result from both new customer transactions and increased volumes from existing customers. Debit card fees in the 2nd quarter comprised 38.7% of total bankcard fees while corporate card fees comprised 33.2% of total fees. Trust fees for the quarter were up 5.2% compared to the same period last year, and resulted from growth in both personal and institutional trust business, but continued to be negatively affected by low interest rates on money market investments held in trust accounts.
Deposit account fees decreased 5.4% from the 2nd quarter of 2009, as overdraft fees were down 7.8%. However, overdraft fees showed seasonal growth of $1.8 million when compared to the previous quarter. Corporate cash management fees, which comprised 32% of total deposit account fees in the current quarter, were essentially flat compared to the same period in the previous year. Effective July 1, 2010, the Company implemented new overdraft regulations on debit transactions which are expected to reduce overdraft fees during the 2nd half of 2010 by as much as $13 million.
Bond trading income for the current quarter totaled $5.4 million, a decrease of 17.6% from the same period last year. Loan fees and sales totaled $3.5 million this quarter, down somewhat from last year, and included gains of $1.5 million on sales of $95.1 million of student loans. Also included in other income was an impairment charge of $969 thousand on a downtown Kansas City office building which is vacant and held for sale.
Investment Securities Gains and Losses
Net securities gains amounted to $660 thousand in the 2nd quarter of 2010, compared to net losses of $3.7 million in the previous quarter and net losses of $2.8 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $676 thousand on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired, compared to $794 thousand in the 2nd quarter of 2009. The cumulative credit-related impairment reserve on these bonds totaled $4.6 million at quarter end. At June 30, 2010, the par value of non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired totaled $178.0 million, compared to $171.6 million at December 31, 2009.
The current quarter also included a pre-tax gain of $1.3 million, mainly due to sales of certain investment securities from the Company’s available for sale investment portfolio.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $156.0 million, an increase of $195 thousand over the previous quarter and a decrease of $4.0 million, or 2.5%, compared to the same period last year. The decrease from last year was mainly due to a reduction of $8.0 million in FDIC insurance costs, in addition to other reductions in supplies and communication and equipment costs. A special assessment by the FDIC of $8.0 million occurred in the 2nd quarter of 2009 which did not reoccur in 2010. Compared to the 2nd quarter of last year, salaries and benefits expense was well controlled, increasing only $829 thousand, or 1.0%, but included additional 401K plan expense of $1.6 million tied to improved Company performance. Full-time equivalent employees totaled 5,051 and 5,181 at June 30, 2010 and 2009, respectively.
Compared with the 2nd quarter of last year, supplies and communication costs declined 17.2% and equipment costs were down 5.1%. Marketing costs increased 2.0% over the same period last year, while data processing and software costs increased 16.6% as a result of higher costs for bankcard processing fees (related to higher bankcard revenues), higher student loan servicing costs and other upgraded IT related systems. Foreclosed real estate property expense this quarter totaled $857 thousand compared to $154 thousand in the previous year. Included in other expense was a reduction in the Visa, Inc. (Visa) indemnification obligation of $1.7 million, which resulted from funding contributions by Visa to its litigation escrow account.
Income Taxes
The effective tax rate for the Company was 31.5% for the current quarter, compared with 29.4% in the previous quarter and 29.2% in the 2nd quarter of 2009.
Credit Quality
Net loan charge-offs for the 2nd quarter of 2010 amounted to $22.2 million, compared with $31.3 million in the prior quarter and $36.0 million in the 2nd quarter of last year. The $9.1 million decrease in net loan charge-offs in the 2nd quarter of 2010 compared to the previous quarter was mainly the result of lower loan losses on construction loans of $10.5 million, coupled with lower losses on consumer banking and consumer credit card loans of $781 thousand and $727 thousand, respectively. Net loan charge-offs on business loans increased $2.0 million over the previous quarter but remained low at .31% of average business loans outstanding. The ratio of annualized net loan charge-offs to total average loans was .91% in the current quarter compared to 1.27% in the previous quarter.
For the 2nd quarter of 2010, annualized net charge-offs on average consumer credit card loans amounted to 6.71%, compared with 6.95% in the previous quarter and 7.60% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.50% of average consumer loans, compared to 1.71% in the previous quarter and 2.27% in the same quarter last year. The provision for loan losses for the current quarter totaled $22.2 million, matching net loan charge-offs, and was $12.1 million lower than the previous quarter. The allowance for loan losses, which was unchanged from the previous quarter, totaled $197.5 million, or 2.03% of total loans, excluding loans held for sale. At June 30, 2010, the allowance for loan losses was 219% of total non-accrual loans.
At June 30, 2010, total non-performing assets amounted to $103.2 million, a decrease of $6.9 million from the previous quarter, and represented 1.06% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($90.3 million) and foreclosed real estate ($12.9 million). At June 30, 2010, the balance of non-accrual loans included construction and land loans of $53.3 million, business real estate loans of $17.5 million and business loans of $10.9 million. Loans past due more than 90 days and still accruing interest totaled $42.3 million at June 30, 2010, but included $17.1 million in federally guaranteed student loans.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2010
Other
The Company’s purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.